Exhibit 99.1

Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES HOLIDAY SALES RESULTS

Albany, NY, January 4, 2018 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported sales results for the nine-week period ended December 30, 2017.

Nine weeks ended December 30, 2017

•	Total consolidated sales for the period decreased 7% to $108 million as compared to the same period last year.
•	Total sales for the etailz segment increased 42% to $36 million as compared to the same period last year. etailz contributed 34% of consolidated sales for the period.
•	Total sales for the fye segment decreased 21% to $72 million. The sales decline was due to a comparable store sales decline of 12% and 11% fewer stores in operation.

“We are pleased with the strong sales results for the etailz segment and encouraged by the developing opportunities afforded to us by etailz,” commented Mike Feurer, Company CEO. “The fye segment continues to be impacted by declining mall traffic, the general accelerated decline in the physical media business and the specific lack of strong franchises resulting from the lowest summer box office in 25 years. This negatively impacted our lifestyle categories as well. While we are in the midst of continued structural challenges, we are focused on efforts to differentiate our entertainment merchandise and experience, while at the same time focused on rightsizing our expenses and inventory levels. At the end of December, our inventory per square foot was $67 as compared to $77 in the prior year,” Mr. Feurer added.

11 months ended December 30, 2017

•	Year to date comparisons to the prior year represent the consolidated performance of etailz from October 17, 2016 through December 31, 2016.
•	Total consolidated sales for the period increased 26% to $406 million as compared to the same period last year.
•	Total sales for the etailz segment were $158 million.

•	Total sales for the fye segment decreased 15% to $248 million. The sales decline was due to a comparable store sales decline of 9% and 7% fewer stores in operation.

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with digital marketplace expertise. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye (for your entertainment) and on the web at www.fye.com and www.secondspin.com. The Company also operates etailz, Inc., a leading digital marketplace retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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